Exhibit 99.B(d)(31)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Easterly Investment Partners LLC

As of July 1, 2021, as amended January 1, 2024

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small Cap II Fund           [REDACTED]

SEI Investments Management Corporation		Easterly Investment Partners LLC

By:	/s/ James Smigiel	By:	/s/ Darrell Crate

Name:	James Smigiel	Name:	Darrell Crate

Title:	Chief Investment Officer	Title:	Chairman